                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549

                                 FORM 8-K


                              CURRENT REPORT


   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event report):  January 27, 1999


                        DEVON ENERGY CORPORATION
     (Exact Name of Registrant as Specified in its Charter)




     OKLAHOMA                        1-10067                73-1474008
(State or Other Jurisdiction of  (Commission File Number)  (I.R.S. Employer
Incorporation or Organization)                         Identification Number)



20 NORTH BROADWAY, SUITE 1500
OKLAHOMA CITY, OKLAHOMA                                      73102
(Address of Principal Executive Offices)                  (Zip Code)

  Registrant's telephone number, including area code:  (405) 235-3611




                          Page 1 of 6 total pages

                                                                 EXHIBIT 99
DEVON ENERGY CORPORATION
20 North Broadway, Suite 1500
Oklahoma City, Oklahoma 73102-8260
Telephone:405/235-3611
FAX 405/552-4667


                             NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:  Vince White
          Director of Investor Relations
          (405) 552-4505

        Devon Energy Reports 1998 Financial Results And
                       Year-End Reserves

OKLAHOMA CITY, OKLAHOMA, January 27, 1999 -- Devon Energy Corporation (AMEX: DVN, TSE: NSX) today reported a net loss for the year ended December 31, 1998 of $60.3 million, or $1.25 per share. Record oil and gas production was offset by the effects of lower oil and gas prices. In addition to reducing total revenues, the decline in oil and gas prices resulted in an $88 million after-tax, non-cash ceiling adjustment charge. Excluding the ceiling adjustment and certain unusual charges, Devon had net earnings of $48.2 million, or $1.00 per share for 1998.

The $60.3 million loss compares to a net loss of $300 million in 1997, which included a $398 million after-tax full cost ceiling adjustment. Excluding the full cost ceiling adjustment and other unusual charges in 1997, Devon had net earnings of $101.2 million, or $2.15 per share.

For the fourth quarter ended December 31, 1998, Devon reported a net loss of $3.5 million, or seven cents per share. Excluding $13.1 million of costs attributable to the merger with Northstar Energy Corporation and $0.7 million of foreign exchange losses, fourth quarter 1998 net earnings were $8.5 million, or 18 cents per share.
In the fourth quarter of 1997, Devon reported a net loss of $374 million, or $7.75 per share. The 1997 quarter included a $398 million after-tax full cost ceiling adjustment to the book value of the company's Canadian oil and gas properties and $5.5 million of foreign exchange losses. The 1997 ceiling adjustment resulted from Northstar's application of the full cost "ceiling test" required under U.S. accounting principles. Excluding the ceiling adjustment and foreign exchange losses, in the 1997 fourth quarter Devon earned $26.9 million, or 56 cents per share.

As a result of accounting for the 1998 merger as a "pooling-of-interests," financial statements for all periods presented represent the financial results of Devon and Northstar combined. The pooling-of-interests method of accounting requires all historical financial statements to be restated as if the combining companies had always been merged.

Eleventh Consecutive Production Record Set, but Revenues Decline

     Devon increased total 1998 production of oil, gas and natural gas liquids by six percent, to 36.0 million barrels of oil equivalent. This marks Devon's eleventh consecutive record for total annual production. A nine percent increase in natural gas production was supplemented by a slight increase in oil and natural gas liquids production. The production increase was driven by wells drilled and purchased during the last 12 months and by mechanical improvements made on certain gas-producing properties.

Despite record production, Devon's sales of oil, gas and natural gas liquids decreased 18 percent to $369.7 million in 1998. The decrease was due primarily to lower oil, gas and natural gas liquids prices. The average price the company received for its 1998 oil production fell 32 percent, from $17.63 per barrel in 1997 to $12.07 per barrel in 1998. The average price received for the company's 1998 gas production decreased 13 percent, from $1.80 per thousand cubic feet in 1997 to $1.57 per thousand cubic feet in 1998. Devon's natural gas liquids price declined 35 percent in the most recent year, from $13.18 per barrel in 1997 to $8.61 per barrel in 1998.

SEC "Ceiling Test" Results in Non-cash Charges

      The non-cash full cost ceiling adjustments in 1997 and 1998 resulted from the application of the "ceiling test" as prescribed by the Securities and Exchange Commission for companies that follow the "full cost" method of accounting. Under the full cost method of accounting, a company's net book value of its oil and gas properties, less related deferred income taxes, may not exceed a calculated "ceiling". The test is performed separately for each country in which the company operates. The ceiling is the estimated after-tax future net revenues, discounted at 10 percent per year, from proved oil and gas properties. Any excess is written off as a non-cash expense. The expense may not be reversed in future periods, even though higher oil and gas prices may subsequently increase the ceiling. A company must use the prices in effect at the end of each accounting quarter to calculate the ceiling value of reserves. Future net revenues are calculated assuming continuation of prices and costs in effect at the time of the calculation, except for changes that are fixed and determinable by existing contracts.

Other Pre-tax Expenses Decline

     Pre-tax expenses other than the ceiling adjustments decreased $11.6 million in 1998. Depreciation, depletion and amortization expense (DD&A) decreased $45.3 million. This was partially offset by the effects of changes in currency rates, the costs of the 1998 merger, higher interest expense and an increase in production and operating expenses.

DD&A expense decreased $45.3 million during 1998 to $123.8 million. The reduction was due to a lower DD&A rate in 1998, partially offset by higher total production for the year. The decline in Devon's DD&A rate for 1998 was primarily attributable to the full cost ceiling adjustment taken in the fourth quarter of 1997.

Expense from the deferred effects of changes in foreign currency rates on long-term debt increased $10.2 million in 1998, to $16.1 million. This non-cash expense reflects the increase in the amount of Canadian dollars that would be required to repay Northstar's U.S. dollar denominated debt over the life of the loans, based on the year-end exchange rate.

Results for 1998 include $13.1 million of Northstar combination costs. These are non-recurring expenses including professional and advisory fees, registration and listing fees and printing costs related to the company's 1998 merger with Northstar.

Total production and operating expenses increased $7.3 million in 1998, to $127.4 million. This increase was due to the costs associated with new wells added during 1997 and 1998, partially offset by a reduction in production taxes. Production taxes declined due primarily to lower oil, gas and natural gas liquids prices in 1998.

Interest expense increased $3.8 million in 1998, to $22.6 million. This increase was due to higher average outstanding debt balances and higher overall interest rates in 1998.

Devon recognized a $15.5 million income tax benefit during 1998. A $23.2 million deferred tax benefit was partially offset by $7.7 million of currently payable income taxes. The deferred tax benefit was a result of the pre-tax loss reported for 1998.

Year-end 1998 Reserve Estimates

     Devon's year-end 1998 reserves were estimated to be 1.2 trillion cubic feet of gas, 83.5 million barrels of oil and 16.1 million barrels of natural gas liquids. Converted at 6:1 gas-to-oil ratio, the year-end reserves totaled 299.4 million barrels of oil equivalent (MMBoe). Some 264.4 MMBoe, or 88 percent of Devon's year-end 1998 reserves are classified as proved developed.

Devon's year-end 1998 reserves had an estimated pre-tax 10 percent present value of $1.0 billion. This compares to an estimated pre-tax 10 percent present value of $1.3 billion in the previous year. The after tax present value (Standardized Measure) was $932 million at year-end 1998 compared to $1.1 billion at year-end 1997. The decrease in the 1998 present value was due primarily to lower year-end oil and gas prices for 1998. These figures were computed using Securities and Exchange Commission guidelines; that is, an essentially unescalated or "flat" oil and gas price case based on year-end prices. Devon's year-end 1998 prices averaged $9.89 per barrel of oil, $1.70 per thousand cubic feet of gas and $7.25 per barrel of natural gas liquids. This compares to year-end 1997 average prices of $16.22 per barrel of oil, $1.64 per thousand cubic feet of gas and $13.32 per barrel of natural gas liquids.

Drilling (extensions and discoveries) contributed 21.8 MMBoe of reserves during 1998. Proved property acquisitions contributed an additional 33.4 MMBoe. These increases were partially offset by divestitures of 8.2 MMBoe and downward revisions of prior estimates totaling 17.6 MMBoe. A significant portion of these revisions were due to the lower prices assumed in the year-end 1998 reserve report, which shortened the economic life of certain properties.

Financial Condition Remains Strong

     Devon's cash margin (revenues less cash expenses) totaled $183.4 million in 1998. With significant cash margins, $1.2 billion in total assets, $30 million in working capital and several hundred million dollars in unused credit capacity, Devon continues to maintain a high degree of financial liquidity.

This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission. Such statements are those concerning the company's plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. This includes reserve estimates and, future financial performance and other matters. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors that it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

Devon Energy Corporation is an independent energy company engaged in oil and gas property acquisition, exploration and production. It is one of the top 15 public independent oil and gas companies in the United States and Canada, as measured by oil and gas reserves. Devon's Canadian operations are conducted by its subsidiary, Northstar Energy Corporation. Devon's common shares trade on the American Stock Exchange and Toronto Stock Exchange under the symbols DVN and NSX, respectively.

                     FINANCIAL INFORMATION FOLLOWS

DEVON ENERGY CORPORATION
INCOME STATEMENT DATA* (US$)
(in thousands, except per share and % change data)

                             Year Ended December 31,   Quarter Ended December 31,
                              1998    1997  % Change    1998  1997 % Change
                                                           (unaudited)

Oil sales                 $143,624 $207,725  -31%    $32,223 $  53,852   -40%
Gas sales                  209,344  219,459   -5%     52,050    67,588   -23%
Natural gas liquids sales   16,692   24,920  -33%      3,103     7,006   -56%
Other                       17,848   47,555  -62%      2,050     4,817   -57%
 Total revenues           $387,508 $499,659  -22%    $89,426 $ 133,263   -33%

Net loss                  $(60,285)$(299,991)-80%    $(3,488)$(374,032)  -99%

Net loss per common share
 Basic and Diluted          $(1.25) $(6.38)  -80%     $(0.07) $(7.75)    -99%

Weighted average common
  shares outstanding
 Basic                       48,376  47,040    3%      48,419  48,262    ---%

BALANCE SHEET DATA* (US$)
(in thousands, except % change data)

                       December 31,       December 31,
                          1998                1997            % Change

Total assets            $1,226,356         $1,248,986            -2%

Long-term debt            $405,271           $305,337            33%

Trust convertible
preferred securities      $149,500           $149,500            --%

Stockholders' equity      $522,963           $596,546           -12%

Working capital            $29,992            $76,943           -61%

Common shares outstanding   48,425             48,290            --%

RESERVE ESTIMATE DATA*

                December 31, 1998    December 31, 1997        % Change
                U.S. Canada Total    U.S.  Canada Total    U.S. Canada Total

 Oil (MMBbls)   44.5  39.0    83.5   60.9   36.1    97.0   -27%   8%   -14%

 Gas (Bcf)     597.0 601.9 1,198.9  567.8  582.8 1,150.6     5%   3%     4%

 Natural gas
 liquids
 (MMBbls)       11.5   4.6    16.1   12.1    5.1    17.2    -5% -10%    -6%

 Equivalent
 barrels
 (MMBoe)(1)    155.5 143.9   299.4  167.6  138.4   306.0    -7%   4%    -2%

 10% Present
 Worth         546.1 462.9 1,009.0  820.4  520.2 1,340.6   -33% -11%   -25%
 (US$ Millions)

 * Represents the results of Devon and Northstar combined in accordance with the pooling-of-interests method of accounting.
 (1) Gas converted to oil equivalent at the ratio of 6 Mcf : 1 Bbl.

                                  ###